AMENDED AND RESTATED
EASTMAN EXCESS RETIREMENT INCOME PLAN
Amended and Restated Effective January 1, 2008

EASTMAN EXCESS RETIREMENT INCOME PLAN
Amended and Restated Effective January 1, 2008

TABLE OF CONTENTS

ARTICLE ONE	Purpose of Plan	3
ARTICLE TWO	Definitions	3
ARTICLE THREE	Eligibility	4
ARTICLE FOUR	Benefits	4
ARTICLE FIVE	Administration	5
ARTICLE SIX	Amendment and Termination	6
ARTICLE SEVEN	Miscellaneous	6

EASTMAN EXCESS RETIREMENT INCOME PLAN

ARTICLE ONE

Purpose of Plan

1.1
This Plan implements the intent of providing retirement benefits by means of both a funded and an unfunded plan. This Plan is an excess benefit plan as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974 and is designed to provide retirement benefits payable out of the general assets of the Company where benefits cannot be paid under the Funded Plan because of Code Section 415 and the provisions of the Funded Plan which implement such Section.

The prior Plan was initially adopted effective January l, 1994. This Plan is amended and restated effective January 1, 2002  and subsequently amended and restated again effective as of January 1, 2008  in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
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ARTICLE TWO

Definitions

 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

 "Company" shall mean Eastman Chemical Company, and any subsidiary and/or affiliated corporation which is a participating employer under the Funded Plan, except where a specific reference is made to a particular corporation.

"Compensation Committee" shall mean the Compensation and Management Development Committee of the Board of Directors of the Company.

"Effective Date" shall mean January 1, 1994.  The Effective Date of this amended and restated Plan document is January 1, 2008.

 "Employee" or "Participant" shall mean a participant in the Funded Plan.

“Five-Payment Lump Sum” shall mean the automatic form of payment for a Participant’s benefit under the Plan.  For purposes of calculating the Present Value of the Participant’s benefit under this Plan on the date of his Termination of Employment the Participant’s benefit shall be converted on an actuarially equivalent basis (calculated using the actuarial assumptions and methodologies that would be used by the Funded Plan) to five equal annual installments commencing on the first day of the seventh month following the Participant’s Termination of Employment date and payable on each of the four anniversaries thereafter.

"Funded Plan" shall mean the Eastman Retirement Assistance Plan.

"Plan" shall mean this Eastman Excess Retirement Income Plan.

"Present Value" shall mean the actuarial present value of the Participant's benefit under this Plan.  Present Value for purposes of this Plan shall be calculated using the actuarial assumptions and methodologies that would be used by the Funded Plan to determine a single lump sum payment on the date of the Participant's Termination of Employment.

“Termination of Employment” means a separation from service under Code Section 409A and the Final 409A Regulations.

ARTICLE THREE

Eligibility

3.1
All Employees eligible to receive a benefit from the Funded Plan shall be eligible to receive a benefit under this Plan if their benefit cannot be fully provided by the Funded Plan due to the benefit limitations imposed by Code Section 415.  Employees who are not eligible to participate in the Funded Plan are not eligible to participate in this Plan.

ARTICLE FOUR

Benefits

4.1
Benefits due under this Plan shall be paid (i) as soon as practicable, but no later than the first day of the second month following the Participant’s death, or (ii)  on the first day of the seventh month following the date of the Participant’s Termination of Employment. Benefits due under the Plan shall be paid in the form of a Five-Payment Lump Sum unless the Participant has made the election described in Section 4.2 of this Plan  If the Employee is deceased, the person who shall receive payment under this Plan (if any), shall be the same person who would be entitled to receive survivor benefits with respect to the Employee under the Funded Plan.   Benefits will be paid to the Participant’s beneficiary under the Funded Plan in the form of a Five-Payment Lump Sum unless the Participant made the election described in Section 4.2 of this Plan prior to his death.

4.2	Special One-Time Election.

(a)	During the period beginning November 12, 2007 and ending December 7, 2007 (the “Election	Period”) each Participant who is eligible to participate in the Eastman Executive Deferred	Compensation Plan (“EDCP”) as of November 1, 2007 shall have the opportunity to elect, in the manner provided by the Company, to have the Present Value of his benefit under this Plan, if any, transferred to the EDCP on the date of his Termination of Employment (the “Transferred Benefit”).  In order for such election to be effective:

(i)	The Participant shall also be required to elect the form of payment applicable to his	Transferred Benefit from the payment options available under the EDCP as of January 1,	2007; and

(ii)	The Participant must acknowledge and agree that the election described in paragraph (a)	is irrevocable.

The election described above will not be available to any Participant whose benefitcommencement date under the Funded Plan is in 2007 or whose Termination of Employment fromthe Company occurs in 2007.

(b)	In the event that a Participant fails to elect the form of payment applicable to his Transferred	Benefit from the payment options available under the EDCP as of January 1, 2007, the	Participant’s benefit shall be paid to him in accordance with Section 4.1 of this Plan.

(c)	Payment from the EDCP of the Participant’s Transferred Benefit shall begin on the first day of the	7th month following the date of the Participant’s Termination of Employment or as soon as	practicable, but no later than, the first day of the second month following the Participant’s death..

(d)
If the Participant makes such a timely election, then upon his Termination of Employment, neither the Participant nor his beneficiaries shall have any further right to benefits of any kind under this Plan, and the payment of such benefits shall be governed solely by the EDCP.

(e)           The election described in paragraph (a) will not be available to any Participant who is not eligibleto participate in the EDCP on November 1, 2007 according to records maintained by theCompany.

4.3
The benefit payable under this Plan shall be the amount of the retirement income benefit to which an Employee would otherwise be entitled under the Funded Plan, if the provisions of Code Section 415, as expressed in the Funded Plan, were disregarded; less the retirement income benefit to which the Employee is entitled under the Funded Plan.

The "retirement income benefit to which the Participant is entitled under the Funded Plan" generally means the benefits actually payable to the Participant under the Funded Plan; provided, however, that where the benefits actually payable to the Participant under the Funded Plan are reduced on account of a payment of all or a portion of the Participant’s benefits to a third party on behalf of or with respect to an Employee (pursuant, for example, to a qualified domestic relations order), the "retirement income benefit to which the Participant is entitled under the Funded Plan" shall be deemed to mean the benefit that would have been actually payable but for such payment to a third party.

4.4
If an Employee's benefit from the Funded Plan is subject to an actuarial reduction because of the time when payment commences, his benefit from this Plan shall be actuarially reduced on the same basis.

4.5
If the Present Value of the Participant’s benefit under this Plan on the date of his Termination of Employment is $5,000 or less, the Participant’s benefit shall be automatically paid to him in a single lump sum on the first day of the 7th month following the date of his Termination of Employment.

4.6
The benefits payable under this Plan shall be paid by the Company out of its general assets. To the extent an Employee acquires the right to receive a payment under this Plan, such right shall be no greater than that of an unsecured general creditor of the Company. No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against an Employee.

ARTICLE FIVE

Administration

5.1
Responsibility.  Except as expressly provided otherwise herein, the Senior Vice President, Human Resources, Communications, and Public Affairs shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

5.2
Authority of Senior Vice President, Human Resources, Communications, and Public Affairs. The Senior Vice President, Human Resources Communications, and Public Affairs shall have all the authority that may be necessary or helpful to enable him to discharge his responsibilities with respect to the Plan.. Without limiting the generality of the preceding sentence, such Senior Vice President, Human Resources, Communications, and Public Affairs shall have the exclusive right: to interpret the Plan, to determine eligibility for participation in the Plan, to answer all question concerning eligibility for and the amount of benefits payable under the Plan, to construe any ambiguous provision of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, and to answer any and all questions arising in the administration, interpretation, and application of the Plan. However, see Section 5.5.

5.3
Discretionary Authority. The Senior Vice President, Human Resources, Communications, and Public Affairs shall have full discretionary authority in all matters related to the discharge of his responsibilities and the exercise of his authority under the Plan including, without limitation, his construction of the terms of the Plan and his determination of eligibility for participation and benefits under the Plan. It is the intent of Plan that the decisions of such Senior Vice President, Human Resources, Communications, and Public Affairs and his action with respect to the Plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the Plan and that no such decision or action shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious. Notwithstanding anything to the contrary in this Article Five, the Senior Vice President, Human Resources, Communications, and Public Affairs shall not have the authority to make any decision or resolve any issue that directly affects his own participation or benefits under this Plan, and instead such decision or resolution shall be reserved to the Compensation Committee.

5.4
Delegation of Authority. The Senior Vice President, Human Resources Communications, and Public Affairs may delegate some or all of his authority under the Plan to any person or persons provided that any such delegation be in writing.

5.5
Authority of Compensation Committee. Under Section 4.1 of this Plan, decisions concerning payment of benefits to executive officers shall be made by the Compensation Committee of the Board of Directors, and to that extent the provisions of 5.1 through 5.4 above shall be deemed to apply to such Committee.

ARTICLE SIX

Amendment and Termination

6.1
While the Company intends to maintain this Plan in conjunction with the Funded Plan under present business conditions, the Company, acting through the Compensation Committee, reserves the right to amend and/or terminate it at any time for whatever reasons it may deem advisable.  Notwithstanding the foregoing, termination of this Plan must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix).

6.2
Notwithstanding the preceding Section, however, the Company hereby makes a contractual commitment to pay the benefits accrued under this Plan as of the date of such amendment or termination to the extent it is financially capable of meeting such obligation.

ARTICLE SEVEN

Miscellaneous

7.1
Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of an Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

7.2	This Plan shall be governed by the laws of the State of Tennessee, except to the extent preempted by federal law.

7.3           This Plan shall be binding upon the successors and assigns of the parties hereto.

7.4	The Company will withhold to the extent required by law all applicable income and other taxes from amounts accrued or paid under the Plan.